UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2002

APPLIED FILMS CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado (State or other Jurisdiction of Incorporation)	000-23103 (Commission File No.)	84-1311581 (IRS Employer Identification No.)

9586 I-25 Frontage Road, Colorado (Address of Principal Executive Offices)	80504 (Zip Code)

303-774-3200
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Item 4.   Changes in Registrant’s Certifying Accountant

        Applied Films Corporation (the "Company") determined, for itself and on behalf of its subsidiaries, to dismiss its independent auditors, Arthur Andersen, LLP ("Andersen") and to engage the services of Ernst & Young, LLP as its new independent auditors. The change in auditors was approved by the Board of Directors of the Company and is effective as of June 11, 2002. As a result, Ernst & Young will audit the financial statements of the Company and its subsidiaries for the fiscal year ending June 29, 2002.

        Andersen's report on the Company's consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years of the Company and through the date of this Form 8-K (the "Relevant Period"), there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused Andersen to refer to the subject matter of the disagreement(s) in connection with its reports. Also, during the Relevant Period, there were no reportable events as described in Item 304(a)(1)(v) ("Reportable Events") of the Securities and Exchange Commission's (the "Commission") Regulation S-K.

        The Company has provided a copy of the foregoing statements to Andersen. Attached as Exhibit 16 is Andersen's letter to the Commission, dated June 13, 2002, stating its agreement with these statements.

        During the Relevant Period, neither the Company nor anyone acting on its behalf consulted with Ernst & Young, LLP regarding (i) either the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was either the subject of a disagreement with Andersen or a Reportable Event with respect to Andersen.

Item 7.   Financial Statements and Exhibits

(c)	Exhibits
	16	Letter from Andersen regarding change in certifying accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2002	APPLIED FILMS CORPORATION By /s/ Lawrence D. Firestone Lawrence D. Firestone Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 16	Letter from Arthur Andersen, LLP regarding change in certifying accountant.

EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

June 13, 2002

Dear Sir/Madam:

        We have read the second and third paragraphs of Item 4 included in the Form 8-K dated June 11, 2002 of Applied Films Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen, LLP

Copy to:        Lawrence D. Firestone, Chief Financial Officer Applied Films Corporation